Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-190038

March 7, 2016

BCM iPath® Pure Beta Broad Commodity ETN For Institutional Investors only Not for distribution to Retail Clients

DJP & BCM DJP: iPath® Bloomberg Commodity Index Total ReturnSM ETN First generation iPath® Commodity ETN Directly tracks the commodity benchmark index, the Bloomberg Commodity Index Total ReturnSM – Broadly and diversified commodity index, weighted according to liquidity & production – Exposure to near front-month futures contracts – Closer to spot, but potentially high “roll cost”1 BCM: iPath® Pure Beta Broad Commodity ETN Second generation iPath® Commodity ETN Tracks the Barclays Commodity Index Pure Beta TR – – Broadly and diversified commodity index, weighted according to liquidity Seeks to track the prices of the underlying Index commodities more effectively, by looking across multiple points of the futures curve Seeks to avoid congestion at the front end of the curve and reduce negative roll yield in contango markets – For Institutional Investors only. Not for onward distribution to retail investors. 1. Futures contracts are, by their terms, subject to expiration. Investors seeking to maintain exposure to a particular futures contract are required to close out their position in the expiring futures contract and establish a new position in a futures contract with a later expiry date. When contracts with more distant expiration dates are priced higher than contracts with earlier expiration dates, rolling the futures contract may result in a loss that is referred as “roll cost”. Page 2 For Institutional Investors only Not for distribution to Retail Clients

Index Performance SM Barclays Commodity Index Pure Beta TR Bloomberg Commodity Index Total ReturnSM S&P GSCI® Total Return Index Annualized Returns -11.18% -13.9% -16.6% Annualized Volatility1 14.5% 13.7% 18.8% Source: Bloomberg, 1/31/2011 – 1/29/2016 For Institutional Investors only. Not for onward distribution to retail investors. Index returns are for illustrative purposes only. Index performance returns do not reflect any investor fees, transactions costs and expenses. Indexes are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. 1.Annualized Volatility is calculated as a standard deviation of natural logarithm of monthly returns in the observation period multiplied by the square root of 12. Because the annualized volatility is based on historical data, it may not predict variability on annualized future performanc e. Page 3 For Institutional Investors only Not for distribution to Retail Clients

Futures Contracts are More than Front Month Roll cost may be reduced by investing in different tenor across the futures curve. Liquidity of futures contracts for most commodities is not limited to the front-month contracts For WTI Crude futures, for instance1: • For Institutional Investors only. Not for onward distribution to retail investors. 1. Source: Bloomberg, as of 1/29/2016. For illustrative purposes only. Page 4 For Institutional Investors only Not for distribution to Retail Clients

Pure Beta Methodology Pure Beta uses a quantitative approach to generate commodity returns that attempt to be more representative of the commodity market by choosing a liquid tenor index along the curve that has specific characteristics Pure Beta uses a multi-step allocation process intended to implement an allocation that mitigates curve dislocation and minimizes roll cost. Each month, Pure Beta allocates to one of the 12 front futures contracts using a 4-step process: Step 1 Step 2 Step 3 Step 4 For Institutional Investors only. Not for onward distribution to retail investors. 1. The “Front Year Average Price” is calculated as the average of the settlement prices of the contracts in the upcoming 12 months weighted by their open interest. Page 5 Filter Out Dislocated Tenors Filter Out Illiquid Tenors Rank contracts based on the Tracking Error to the Front Year Average Price Calculate the Front Year Average Commodity Price1 For Institutional Investors only Not for distribution to Retail Clients

Index Sector Allocations Index allocations for benchmark commodity indices, as of January 29, 2016: 100% 90% 80% Livestock 70% Industrial Metals 60% Precious Metals 50% Energy 40% Agriculture 30% 20% 10% 0% Barclays Commodity Index Pure Beta TR Bloomberg Commodity Index Total ReturnSM S&P GSCI® Total Return Index For Institutional Investors only. Not for onward distribution to retail investors. 1. Source: Bloomberg, as of 1/29/2016. Page 6 6% 11% 20% 17% 10% 5% 19% 16% 53% 31% 35% 31% 23% 22% For Institutional Investors only Not for distribution to Retail Clients

APPENDIX For Institutional Investors only Not for distribution to Retail Clients

Monthly Index Returns Barclays Commodity Index Pure Beta TR Bloomberg Commodity Index Total ReturnSM S&P GSCI Total Return Index Source: Bloomberg, 1/31/2011-1/29/2016 *2011 Yearly returns exclude January For Institutional Investors only. Not for onward distribution to retail investors. Index returns are for illustrative purposes only. Index performance returns do not reflect any investor fees, transactions costs and expenses. Indexes are unmanaged and one cannot invest directly in an Index. Past performance is not indicative of future results. Page 8 For Institutional Investors only Not for distribution to Retail Clients

iPath· Commodity Sub-Index Annual Returns l Q) (.) 2008 2009 2010 Softs 59.90% 2011 2012 2013 2014 Livestock 26.93% 2015 c ls Energy co E 79.98% 25% -11.17% '-Softs 44.24% ls Livestock -2.30% Softs -13.97% ls Livestock -0.63% Softs .03% Q) 0.. '+-0 L.. Q) "E 0 c ""C Q) ls ls ls -17.04% Livestock -28.40% Softs -28.43% ls Grains 72% ls Livestock -3.54% ls Livestock -18.84% -12.19% .91% Livestock 9.27% ls .:::t:. 33% -25.36% c co 0::: ls ls Energy Livestock -15.07% Softs -2.2.39% -48.27% 92% 1 Source: Bloomberg, 12/31/07-12/31/15 using Bloomberg Commodity Sector Indices. For Institutional Investors only. Not for onward distribution to retail investors. Index Returns are for illustrative purposes only and do not represent actual iPath ETN performance. Index performance returns do not reflect any management fees, transaction costs or expenses. Indexes are unmanaged and one cannot invest directly in an index. Past performance does not guarantee future results. For current Index and iPath ETN performance, go to www.iPathETN.com. Page 9 .BARCIAYS Energy -10.55% Industr ial Meta Energy -38. Softs -16.42% Precious Meta -30.63% Energy -9.36% Energy -47. Industrial rvletals Industrial Meta 16 24% Agriculture -14.35% Grains -14.41% Energy -15.97% Industrial Meta -24.23% Industrial Meta -11.37% Grains -11.41% Agricul ture Precious Meta 29.20% Agriculture 13. Grains -1.65% Energy -5.30% Precious Meta -6.53% Agriculture -7.52% Industr ial Meta -7 Grains -7.97% -41.31% Agriculture 3.98% Industr ial Meta 0.67% Softs -4 Precious Meta 42.6-6% Agriculture 38.49% Grains 30.28% Precious Meta 6.29% Precious Meta ls -14.43% Agriculture -17.66% 7.90% Grains 18. Precious Meta 4.56% Industrial Metals Precious Meta ls -4.06% Grains -26.32% Agriculture -27.47% For Institutional Investors only Not for distribution to Retail Clients

Pure Beta Methodology Step 1: Calculate the Front Year Average Price (FYAP) for a Commodity (1) Step 2: Calculate the Tracking Error of each Tenor Index to the FYAP • Front Year Average Price (FYAP) • Determine the Tenor Indices that are the best proxies for the front year average price by measuring the tracking error of each index to the front year average price Tracking error is the standard deviation of the past 3 months of differences between the daily returns of the front year average price and a Tenor Index An open interest-weighted average price of contracts with expiries in the next 12 months Designed to be a more reflective measure of the true economic value of a given commodity than the front month price – • – Tracking Error to FYAP 7% 6% 5% 4% 3% 2% 1% 0% 1 2 3 45 6 78 9 10 1112 Tenor Index For Institutional Investors only. Not for onward distribution to retail investors. The table and chart above are hypothetical and for illustrative purposes only. They should not be viewed as an indication or prediction of future results. Page 10 Tracking Error to FYAP % of Total OpenOpen InterestInterestPrice Contract 1348,02237.7%77.28 Contract 2102,81911.1%78.66 Contract 390,5259.8%79.84 Contract 428,4143.1%80.74 Contract 524,7352.7%81.52 Contract 6107,03011.6%82.24 Contract 727,7283.0%82.85 Contract 813,7531.5%83.36 Contract 926,1962.8%83.86 Contract 1015,5061.7%84.37 Contract 1115,8231.7%84.91 Contract 12123,80413.4%85.46 Front Year Average80.27 For Institutional Investors only Not for distribution to Retail Clients

Pure Beta Methodology (2) Step 3: Filter Out Illiquid Tenor Indices Step 4: Filter Out Dislocated Tenor Indices • Tenor Indices with a percentage of total open interest of less than 7% are removed to avoid an allocation to a less liquid contract Percentage open interest for a Tenor Index is the open interest of the Tenor Index’s contract divided by the commodity’s front year total open interest on any particular day • Identify Tenor Indices that appear to be experiencing unusual flows Assume that under “normal” conditions, the volatility of a Tenor Index decreases with its maturity Seek to avoid Tenor Indices that violate this downward-sloping volatility rule • • • Curve Dislocation 50% Dislocation Downward sloping volatility profile 45% 40% 35% 30% 25% 1 2 3 4 5 6 7 8 9 101112 Tenor Index For Institutional Investors only. Not for onward distribution to retail investors. The table and chart above are hypothetical and for illustrative purposes only. They should not be viewed as an indication or prediction of future results. Page 11 Volatility Tenor% of Total IndexOpen Interest Open InterestEligible? 192,46216.8% 262,23811.3% 341,7727.6% 463,32411.5% 523,6704.3% 658,81910.7% 763,25011.5% 853,1079.7% 941,9547.6% 1017,7903.2% 1117,2003.1% 1214,3682.6% For Institutional Investors only Not for distribution to Retail Clients

Pure Beta Methodology (3) The Pure Beta methodology allocates to a contract along the futures curve that has the lowest tracking error to the Front Year Average Price, subject to liquidity and curve dislocation filters Tracking Error to FYAP* 8% 7% 6% 5% 4% 3% 2% 1% 0% 1 2 3 4 5 6 7 8 9 10 11 12 Tenor Index For Institutional Investors only. Not for onward distribution to retail investors. * Stylized example for illustrative purposes only. Page 12 Tracking Error to FYA Filter Out Illiquid Tenors Filter Out Dislocated Tenors Pure Beta Allocation For Institutional Investors only Not for distribution to Retail Clients

The Pure Beta Suite The Pure Beta methodology has been applied to a variety of broad, sector, or single commodity indices. The iPath® suite offers the following Pure Beta ETNs: BCM, SBV Broad ONG DIRT LSTK HEVY BLNG Sectors GRWN Single FOIL CHOC CUPM CAFE NINI CTNN LEDD SGAR For Institutional Investors only. Not for onward distribution to retail investors. iPath® Commodity ETNs are linked to indices reflecting returns potentially available from an investment in futures contracts on the specified physical commodities. Please see the applicable prospectus for additional information. Page 13 Precious Metals Livestock Agriculture Grains Softs WEET OLEM Cocoa Coffee Cotton Sugar Energy Crude Oil Industrial Metals Aluminum Copper Nickel Lead Energy Agriculture Livestock Industrial Metals Precious Metals For Institutional Investors only Not for distribution to Retail Clients

Disclosure Selected Risk Considerations An investment in the iPath ETNs described herein (the “ETNs”) involves risks. Selected risks are summarized here, but we urge you to read the more detailed explanation of risks described under “Risk Factors” in the applicable prospectus supplement and pricing supplement. You May Lose Some or All of Your Principal: The ETNs are exposed to change in the level of the underlying index between the inception date and the applicable valuation date. Additionally, if the level of the underlying index is insufficient to offset the negative effect of the investor fee and other applicable costs, you will lose some or all of your investment at maturity or upon redemption, even if the value of such index has increased or decreased, as the case may be. Because the ETNs are subject to an investor fee and any other applicable costs, the return on the ETNs will always be lower than the total return on a direct investment in the index components. The ETNs are riskier than ordinary unsecured debt securities and have no principal protection. Credit of Barclays Bank PLC: The ETNs are unsecured debt obligations of the issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of or guaranteed by any third party. Any payment to be made on the ETNs, including any payment at maturity or upon redemption, depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of Barclays Bank PLC will affect the market value, if any, of the ETNs prior to maturity or redemption. In addition, in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the ETNs. Issuer Redemption: If specified in the applicable prospectus, Barclays Bank PLC will have the right to redeem or “call” a series of ETNs (in whole but not in part) at its sole discretion and without your consent on any trading day on or after the inception date until and including maturity. Market and Volatility Risk: The prices of physical commodities, including the commodities underlying the index components, can fluctuate widely due to supply and demand disruptions in major producing or consuming regions. Additionally, the market value of the ETNs may be influenced by many unpredictable factors including changes in supply and demand relationships, governmental policies and economic events. Concentration Risk: Because certain ETNs are linked to an index composed of futures contracts on a single commodity or in only one commodity sector, such ETNs are less diversified than other funds. The ETNs can therefore experience greater volatility than other funds or investments. Barclays Pure Beta Series 2 Methodology: The Barclays Pure Beta Series 2 Methodology seeks to mitigate distortions in the commodities markets associated with investment flows and supply and demand distortions. However, there is no guarantee that the Pure Beta Series 2 Methodology will succeed in these objectives and an investment in the ETNs linked to indices using this methodology may underperform compared to an investment in a traditional commodity index linked to the same commodities. A Trading Market for the ETNs May Not Develop: Although the ETNs are listed on NYSE Arca, a trading market for the ETNs may not develop and the liquidity of the ETNs may be limited, as we are not required to maintain any listing of the ETNs. Page 14 For Institutional Investors only Not for distribution to Retail Clients

. No Interest Payments from the ETNs: You may not receive any interest payments on the ETNs. Restrictions on the Minimum Number of ETNs and Date Restrictions for Redemptions: You must redeem at least 25,000 or 50,000 (depending on the series) ETNs of the same series at one time in order to exercise your right to redeem your ETNs on any redemption date. You may only redeem your ETNs on a redemption date if we receive a notice of redemption from you by certain dates and times as set forth in the pricing supplement. Uncertain Tax Treatment: Significant aspects of the tax treatment of the ETNs are uncertain. You should consult your own tax advisor about your own tax situation. Barclays Bank PLC has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents Barclays Bank PLC has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting www.iPathETN.com or EDGAR on the SEC website at www.sec.gov. Alternatively, Barclays Bank PLC will arrange for Barclays Capital Inc. to send you the prospectus if you request it by calling toll-free 1-877-764-7284, or you may request a copy from any other dealer participating in the offering. The ETNs may be sold throughout the day on the exchange through any brokerage account. Commissions may apply and there are tax consequences in the event of sale, redemption or maturity of ETNs. "Bloomberg®", "Bloomberg Commodity IndexSM", "Bloomberg Commodity Index Total ReturnSM" and "BCOM" are service marks of Bloomberg Finance L.P. and its affiliates (collectively, "Bloomberg") and have been licensed for use for certain purposes by Barclays Bank PLC. Any ETNs based on the Bloomberg Commodity Indices are not sponsored, endorsed, sold or promoted by Bloomberg, UBS AG, UBS Securities LLC ("UBS"), or any of their subsidiaries or affiliates. None of Bloomberg, UBS AG, UBS Securities or any of their subsidiaries or affiliates makes any representation or warranty, express or implied, to the owners of or counterparties to the ETNs or any member of the public regarding the advisability of investing in securities or commodities generally or in the ETNs particularly. Each of the Barclays commodities indices referenced herein is a trademark of Barclays Bank PLC. © 2016 Barclays Bank PLC. All rights reserved. iPath, iPath ETNs and the iPath logo are registered trademarks of Barclays Bank PLC. All other trademarks, servicemarks or registered trademarks are the property, and used with the permission, of their respective owners. NOT FDIC INSURED • NO BANK GUARANTEE • MAY LOSE VALUE Page 15 For Institutional Investors only Not for distribution to Retail Clients